Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES SEPTEMBER 2005 SALES RESULTS

— Reaffirms Fiscal 2005 EPS Guidance of $1.17 Per Diluted Share —

New York, New York, October 6, 2005 – AnnTaylor Stores Corporation (NYSE:ANN) announced today that total net sales for the five-week period ended October 1, 2005 increased 8.7 percent to $203,998,000 over total net sales of $187,667,000 for the five-week period ended October 2, 2004. By division, net sales were $84,027,000 for Ann Taylor compared to $79,722,000 last year, and $99,125,000 for Ann Taylor LOFT compared to $89,969,000 last year.

Comparable store sales for the period decreased 2.7 percent compared to a comparable store sales increase of 1.4 percent for the same five-week period last year. By division, comparable store sales for fiscal September 2005 were up 4.0 percent for Ann Taylor compared to a 5.1 percent decrease last year, and down 8.5 percent for Ann Taylor LOFT compared to a 10.2 percent increase last year.

Kay Krill, President & Chief Executive Officer of Ann Taylor, stated, “While many of the underlying financial metrics were strong during September, overall results for the month were negatively affected by a low double-digit decrease in traffic at both divisions and a change in the promotional cadence at LOFT. Additionally, sales of seasonal product, such as outerwear, heavy wool and boots, were negatively impacted by the unseasonably warm weather, with the Northeast region experiencing the greatest impact.”

Ms. Krill continued, “At Ann Taylor, our clients continued to respond positively to our new product, and both dollars per transaction and conversion increased over last year. At LOFT, we also saw a favorable client response to our September product. However, during the month, we modified certain promotional activities which had the impact of reducing sales, particularly in the first half of the month, but improved our margin rate. Both dollars per transaction and conversion were comparable to last year, despite the low double-digit decline in traffic. Based on our sales and margins to date, we are reaffirming our guidance of earnings per diluted share of $1.17 for fiscal 2005.”

ANNTAYLOR

Total inventory levels at the end of September were down approximately 17 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were down approximately 25 percent for Ann Taylor and up approximately 3 percent for Ann Taylor LOFT. September marked the fourth consecutive monthly decrease in total inventory per square foot, and the Company continues to anticipate that consolidated inventory levels per square foot will be down in the low double-digit range by year-end.

During the month, the Company opened two Ann Taylor stores, 14 Ann Taylor LOFT stores, and two Ann Taylor Factory stores and closed two existing Ann Taylor stores. The total store count at month end was 808, comprised of 361 Ann Taylor stores, 398 Ann Taylor LOFT stores, and 49 Ann Taylor Factory stores. Total square footage at the end of fiscal September 2005 increased 15.9 percent over the same period last year.

For the fiscal year-to-date period ended October 1, 2005, total net sales were $1,323,231,000, up 9.5 percent from $1,208,858,000 last year. By division, net sales for the fiscal year-to-date period were $555,118,000 for Ann Taylor compared to $563,990,000 last year, and $634,701,000 for Ann Taylor LOFT compared to $538,311,000 last year. Comparable store sales for the fiscal year-to-date period were down 2.7 percent compared to a 6.6 percent increase last year. Comparable store sales by division for the fiscal year-to-date period were down 3.2 percent for Ann Taylor compared to an increase of 0.3 percent last year, and down 3.0 percent for Ann Taylor LOFT compared to an increase of 17.2 percent last year.

In September, the Company purchased 300,000 shares of its common stock at a cost of approximately $7,900,000, bringing the total repurchased during fiscal 2005 to 975,000 shares. Of the $100,000,000 securities repurchase program approved by the Company’s Board of Directors in August 2005, approximately $92,100,000 remains.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 808 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of October 1, 2005.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; the inability of the Company to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries; general economic conditions, including the impact of higher energy prices, or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination

ANNTAYLOR

thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547